Exhibit 99.1

Ruth’s Hospitality Group, Inc. Announces Promotion of Two Senior Executives

HEATHROW, Fla., Feb 19, 2010 (BUSINESS WIRE) — Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today announced the promotion of two senior level executives, currently serving as Senior Vice President and Chief Operating Officer for Ruth’s Chris Steak House and Senior Vice President and Chief Operating Officer of Mitchell’s Fish Market, to President and Chief Operating Officer for their respective brands. Effective March 1, 2010, Kevin Toomy will assume the role of President and Chief Operating Officer of Ruth’s Chris Steak House and Samuel Tancredi will serve as President and Chief Operating Officer of Mitchell’s Fish Market.

“These restaurant veterans have demonstrated great leadership and have had significant, positive impact since joining the company in 2008 in one of the most difficult environments for our industry,” stated Michael P. O’Donnell, Chief Executive Officer and President of Ruth’s Hospitality Group, Inc. “I am proud to have these very talented, proven leaders on our team and I am confident that they will continue to drive their brands forward in their new roles.”

Kevin Toomy has more than thirty years of operations experience and successful leadership in the restaurant industry. He started his career serving as a General Manager for Steak & Ale Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. He was also a Joint Venture Partner for the well respected Roy’s and Outback Steakhouse brands and, prior to joining Ruth’s Hospitality Group in September 2008, served as Owner and President of the award winning Goldcoast Seafood Grill in South Florida.

Sam Tancredi also has more than thirty years of restaurant operations experience, including serving as Franchisee and President of six Paradise Bakery and Cafes in Indianapolis, IN, and Franchisee and Joint Venture Partner of nine Bonefish Grills. He served as a Regional Vice President and Vice President to New Concepts for Louisville, KY, based Chi Chi’s, and was a Joint Venture Partner for 17 Outback Steakhouse restaurants, as well as President of Outback Catering.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

About Mitchell’s Fish Market

Founded in 1998, and celebrating 10 years of genuine hospitality, Mitchell’s Fish Market - also known as Columbus Fish Market - has 19 locations throughout Connecticut, Florida, Illinois, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and Wisconsin. Both Mitchell’s Fish Market and Mitchell’s (Cameron’s) Steakhouse joined Ruth’s Chris Steak House as part of Ruth’s Hospitality Group, Inc., in 2008. For more information, visit http://www.MitchellsFishMarket.com.

About Ruth’s Chris Steak House

Ruth’s Chris Steak House, Inc. is the largest fine-dining company in the world, with over 130 restaurant locations around the globe. Founded in New Orleans by Ruth Fertel in 1965, Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth’s Chris signature fashion … “sizzling.” http://www.ruthschris.com

SOURCE: Ruth’s Hospitality Group, Inc.

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